SECURED PROMISSORY NOTE

$7,300,000.00	December 23, 2010 Santa Ana, California

NOTICE TO BORROWER: THIS NOTE CONTAINS A PROVISION ALLOWING FOR CHANGES IN THE INTEREST RATE. AN INCREASE IN THE INTEREST RATE WILL RESULT IN HIGHER PAYMENTS AND A DECREASE IN THE INTEREST RATE WILL RESULT IN LOWER PAYMENTS.

1. Principal. For value received, in installments as herein provided, G&E HC REIT II LAWTON MOB PORTFOLIO, LLC, a Delaware limited liability company (“Borrower”), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”), at its office at 4100 Newport Place, Suite 900, Newport Beach, California 92660, or at such other place as the holder hereof may from time to time designate in writing, the principal sum of Seven Million Three Hundred Thousand and No/100 Dollars ($7,300,000.00), or so much thereof as shall from time to time be disbursed hereunder, together with accrued interest from the date of disbursement on the unpaid principal at the rate set forth in Paragraph 3 hereof. This Note is issued pursuant to, entitled to the benefits of and referred to as the “Note” in that certain Loan Agreement (the “Loan Agreement”) of even date herewith between Borrower and Lender. Initially capitalized terms used herein without definition are defined in the Loan Agreement.

2. Maturity Date. The unpaid principal balance hereof, together with all unpaid interest accrued thereon, and all other amounts payable by Borrower under the terms of the Loan Documents, is due and payable on January 1, 2016 (the “Maturity Date”). If the Maturity Date falls on a day that is not a Business Day, payment of the outstanding principal must be made on the next succeeding Business Day and such extension of time will be included in computing any interest in respect of such payment.

3. Interest Rate.

(a) Absent an Event of Default hereunder, interest on each advance hereunder shall accrue at an annual rate equal to two and eighty-five one hundredths percent (2.85%) plus the one-month LIBOR rate (the “Applicable Interest Rate”) quoted by Lender from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect two New York Banking Days prior to the beginning of each calendar month, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent and such rate to be reset at the beginning of each succeeding month. Notwithstanding the immediately preceding sentence, if on any date for determining the one-month LIBOR rate, Lender shall determine (which determination shall be conclusive in the absence of manifest error) that (a) because of circumstances affecting the Money Markets (as defined below), adequate and fair means do not exist for ascertaining the one-month LIBOR rate, or (b) it is unlawful to maintain any advance of the Loan at a rate based on the one-month LIBOR rate, Lender shall promptly give to Borrower telephonic notice (confirmed as soon as practicable in writing) of the nature and effect of such circumstances and/or illegality. After receipt of such notice and during the existence of such circumstances and/or illegality, the interest rate applicable to the outstanding principal balance shall be determined based upon an alternate index selected by Lender, in its sole discretion, reasonably comparable to that of one-month LIBOR, intended to generate a return substantially the same as that generated by the one-month LIBOR rate, and all references in the Loan Documents to the one-month LIBOR rate shall be deemed to be references to such alternate rate while such rate is in effect. The term “New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York. The term “Money Markets” refers to one or more wholesale funding markets available to Lender, including negotiable certificates of deposit, commercial paper, Eurodollar deposits, bank notes, federal funds and others. If the initial advance under this Note occurs other than on the first day of the month, the initial one-month LIBOR rate shall be that one-month LIBOR rate in effect two New York Banking Days prior to the date of the initial advance, which rate plus the percentage described above shall be in effect for the remaining days of the month of the initial advance; such one-month LIBOR rate to be reset at the beginning of each succeeding month. Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error. Notwithstanding the foregoing or anything else in the Loan Documents, in no event shall the “Applicable Interest Rate” be less than four percent (4.00%) per annum as to that portion, if any, of the outstanding principal balance of this Note that is not covered by a Swap Contract.

(b) Interest accrued during each calendar month shall be payable, as accrued, on the first Business Day of the next calendar month, commencing on the first Business Day of the next calendar month following the calendar month in which the initial advance of the Loan is made, and all unpaid, accrued interest shall be paid in full at the time all advances are paid in full. If all unpaid advances made by Lender have not been repaid on or before the Maturity Date, then the entire unpaid balance of all advances made by Lender shall (without notice to or demand upon Borrower) become due and payable on said date, together with all unpaid, accrued interest thereon, and with interest computed from and after that date in accordance with the terms of the Note, until all advances are paid in full.

(c) All payments of principal and interest due hereunder must be made without deduction of any present and future taxes, levies, imposts, deductions, charges or withholdings, which amounts must be paid by Borrower in accordance with the terms of the Loan Agreement. Borrower shall pay the amounts necessary such that the gross amount of the principal and interest received by Lender is not less than that required by this Note. If Borrower is required by law to deduct any such amounts from or in respect of any principal or interest payment hereunder, then (i) the sum payable to Lender shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this provision) Lender receives an amount equal to the sum it would have received had no deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Borrower shall pay all stamp and documentary taxes arising by virtue of the Loan. If, notwithstanding the foregoing, Lender pays such taxes, Borrower shall reimburse Lender for the amount paid upon written request. Borrower shall furnish Lender official tax receipts or other evidence of payment of all taxes.

(d) Throughout the term of this Note, interest will be calculated on the basis of a 360-day year and shall be computed for the actual number of days elapsed in the period for which interest is charged. If any payment of interest to be made by Borrower hereunder becomes due on a day which is not a Business Day, such payment must be made on the next succeeding Business Day.

4. Lender’s Records as to Sums Owing. Absent manifest error, Lender’s records as to the amounts of principal, interest and other sums owing hereunder shall be conclusive and binding.

5. Principal Amortization. In addition to the interest payable hereunder, commencing February 1, 2011, and continuing on the first day of each month thereafter until all amounts due under the Loan Documents are paid in full, Borrower shall make monthly principal payments in the amount of Fourteen Thousand Three Hundred Twenty-Nine and 93/100 Dollars ($14,329.93) each, which payments shall be applied to the outstanding principal balance of the Loan.

6. Prepayment. The Loan is closed to prepayment, in whole or in part, prior to the date that is twelve (12) months following the Closing Date (the “Lockout Period”). If the Loan is accelerated pursuant to the Loan Documents, or otherwise, for any reason other than casualty or condemnation during the Lockout Period, in addition to all other amounts owing under the Loan Documents, Borrower shall pay to Lender at the time of any such repayment or prepayment, a prepayment premium in an amount equal to three percent (3.0%) of the amount of the Loan so prepaid. After the Lockout Period, if Borrower repays the Loan in full or in part following the date that is twelve (12) months following the Closing Date, but prior to the date that is twenty-four (24) months following the Closing Date (whether by voluntary prepayment, because of the acceleration of the Loan pursuant to the Loan Documents, or otherwise, but not as a result of either casualty or condemnation), in addition to all other amounts owing hereunder, Borrower shall pay to Lender at the time of any such repayment or prepayment, a prepayment premium in an amount equal to one percent (1.0%) of the amount of the Loan so prepaid. If Borrower repays the Loan in full or in part following the date that is twenty-four (24) months following the Closing Date, but prior to the date that is thirty-six (36) months following the Closing Date (whether by voluntary prepayment, because of the acceleration of the Loan pursuant to the Loan Documents, or otherwise, but not as a result of either casualty or condemnation), in addition to all other amounts owing hereunder, Borrower shall pay to Lender at the time of any such repayment or prepayment, a prepayment premium in an amount equal to one-half of one percent (0.5%) of the amount of the Loan so prepaid. No prepayment premium shall be required in connection with any prepayment made after the first thirty-six (36) months after the Closing Date. Notwithstanding anything to the contrary in this Section 6, to the extent Lender elects to apply any condemnation or casualty proceeds to the outstanding principal balance of the Loan, Borrower shall not be obligated to pay to Lender a prepayment fee in connection therewith. No prepayment fee shall be required in connection with any prepayment made after the first thirty-six (36) months after the Closing Date. By its initials below, Borrower waives any right under applicable law or otherwise to prepay the Loan, in whole or in part, without payment of any and all amounts specified or required under the terms of this Section 6.

7. Lawful Money. Principal and interest are payable in lawful money of the United States of America.

8. Applications of Payments; Late Charges.

(a) Payments received by Lender pursuant to the terms hereof shall be applied first to any amounts due and owing to Lender other than principal or interest, next to accrued interest, and then to principal; provided that during any Event of Default, Lender may apply any payments and proceeds received to the obligations owing under the Loan Documents and/or under any Swap Contracts or Swap Transactions in such order and manner as Lender in its sole discretion shall determine.

(b) If any payment of principal or interest is not paid when due, such late payment shall, at Lender’s option, bear interest at the Default Rate (as defined in Paragraph 12 below) from the day such payment was due until it is paid. In addition, if any payment is ten or more days overdue, Lender will have the option to assess a late charge of five percent (5%) of the amount so overdue, provided, however, and notwithstanding the foregoing, no such late charge shall apply to the payment due on the Maturity Date. In connection therewith, Borrower and Lender agree as follows:

(i) Because of such late payment, Lender will incur certain costs and expenses including, without limitation, administrative costs, collection costs, loss of interest, and other direct and indirect costs in an uncertain amount;

(ii) It would be impractical or extremely difficult to fix the exact amount of such costs in such event; and

(iii) The Default Rate and the late charge are reasonable and good faith estimates of such costs.

The application of the Default Rate or the assessment of a late charge to any such late payment as described in this Paragraph 8(b) will not be interpreted or deemed to extend the period for payment or otherwise limit any of Lender’s remedies hereunder or under the other Loan Documents.

9. Security. This Note is secured by the Deed of Trust, which Deed of Trust creates a lien on the Project and by certain of the other Loan Documents, as applicable.

10. Acceleration by Reason of Transfer. The Deed of Trust contains the following limitation on the right of Borrower to transfer the “Trust Estate” (as defined therein):

Transfer of Mortgaged Property Or Ownership Interests by Borrower. In order to induce Lender to make the loan secured hereby, Borrower agrees that, in the event of any “transfer” (as defined below), without the prior written consent of Lender, Lender has the absolute right at its option, without prior demand or notice, to declare all sums secured hereby immediately due and payable. Consent to one such transfer will not be deemed to be a waiver of the right to require consent to future or successive transfers. Lender may grant or deny such consent in its sole discretion, and may impose any conditions to such consent in its sole discretion (including, without limitation, changes to the terms of the loan and the imposition of fees) and, if consent should be given, any such transfer will be subject to this Deed of Trust, and any such transferee shall assume all obligations hereunder and agree to be bound by all provisions contained herein. Such assumption will not, however, release Borrower or any maker or guarantor of the Note from any liability thereunder without the prior written consent of Lender. As used herein, “transfer” includes the direct or indirect sale, agreement to sell, transfer, conveyance, pledge, mortgage, encumbrance, lien, collateral assignment or hypothecation of the Trust Estate, or any portion thereof or interest therein (other than the Permitted Encumbrances), whether voluntary, involuntary, by operation of law or otherwise, the execution of any installment land sale contract or similar instrument affecting all or a portion of the Trust Estate, or the lease of all or substantially all of the Trust Estate (excluding, however, any leases entered into in accordance with the requirements of Section 5.9 of the Loan Agreement, and any other transfers that are specifically permitted by the terms of the Loan Agreement). The term “transfer” also includes the direct or indirect transfer, assignment, withdrawal, hypothecation or conveyance of legal or beneficial ownership of any membership, partnership, stock or other ownership interest (an “ownership interest”) that results in a change in control of Borrower or in any member or partner of Borrower (excluding, however, transfers of stock or limited partnership interests in a publicly traded company, or a change in control of a publicly traded company).

Grubb & Ellis Healthcare REIT II Holdings, LP, a Delaware limited partnership (together with any successors in interest as provided herein, “G&E Holdings”) will own, directly or indirectly, at least fifty-one percent (51%) of the membership interests in Grantor (referred to below as “G&E SPE”). Grubb & Ellis Healthcare REIT II, Inc., a Maryland corporation (together with any successors in interest as provided herein, “G&E REIT”), is the General Partner of G&E Holdings.

Notwithstanding anything to the contrary in any Loan Document, no consent of or notice to Mortgagee shall be required in connection with, and the Mortgagee agrees that it expressly consents to, the following:

(i) the transfer of membership interests in G&E SPE as long as G&E Holdings or an affiliate of G&E Holdings continues to own, directly or indirectly, at least fifty-one percent (51%) of the membership interests in G&E SPE;

(ii) the transfer or issuance of securities or shares of G&E REIT involving forty-nine percent (49%) or less of the securities or shares of G&E REIT in a single transaction or coordinated series of transactions;

(iii) the transfer of not more than forty-nine percent (49%) of the limited partnership interests in G&E Holdings, provided that G&E REIT remains the sole general partner of G&E Holdings; and

(iv) so long as the Post-Merger Requirements are satisfied, after the closing of such a transaction, any merger of G&E REIT so long as G&E REIT is the surviving entity.

For purposes of this Section 1.12, “Post-Merger Requirements” shall mean the following requirements: (A) G&E REIT is the sole general partner G&E Holdings; and (B) G&E REIT shall continue to be in compliance with any financial covenant or other covenant or obligations set forth in the Guaranty.

The transfers permitted by the foregoing subsections (i) – (iv) shall be referred to collectively as “Permitted Transfers.”

11. Event of Default. The occurrence of any of the following will be deemed to be an event of default (“Event of Default”) hereunder:

(a) Borrower shall default in the payment of principal due according to the terms of this Note or the Loan Agreement;

(b) Borrower shall default in the payment of interest on advances made by Lender, or in the payment of fees or other amounts payable to Lender, under this Note or the Loan Agreement or under any of the other Loan Documents, and such default is not cured within five (5) days after receipt of written notice from Lender; or

(c) the occurrence of an event of default under the Loan Agreement, or any of the other Loan Documents (including any amendment, modification or extension thereof) which is not cured within any applicable cure period (if any) set forth therein.

12. Remedies. Upon the occurrence and during the continuance of an Event of Default, at the option of Lender, the entire balance of principal together with all accrued interest thereon shall, without demand or notice, immediately become due and payable and so long as such Event of Default continues, the entire balance of principal together with all accrued interest shall bear interest at the Default Rate. “Default Rate” means: for all amounts outstanding under this Note the Applicable Interest Rate plus five percent (5%). Upon the occurrence of an Event of Default, Lender may exercise any and all rights and remedies it may have under the Loan Documents, and under applicable law and in equity. No delay or omission on the part of the holder hereof in exercising any right under this Note or under any of the other Loan Documents will operate as a waiver of such right.

13. Waiver. Except as otherwise set forth herein and or in any other Loan Documents, Borrower hereby waives diligence, presentment, protest and demand, notice of protest, dishonor and nonpayment of this Note, and expressly agrees that, without in any way affecting the liability of Borrower hereunder, Lender may extend any maturity date or the time for payment of any installment due hereunder, accept additional security, release any party liable hereunder and release any security now or hereafter securing this Note. Borrower further waives, to the full extent permitted by law, the right to plead any and all statutes of limitations as a defense to any demand on this Note, or on any deed of trust, security agreement, lease assignment, guaranty or other agreement now or hereafter securing this Note.

14. Attorneys’ Fees. If this Note is not paid when due or if any Event of Default occurs, Borrower promises to pay all actually incurred third party costs of enforcement and collection, including, without limitation, reasonable attorneys’ fees, whether or not any action or proceeding is brought to enforce the provisions hereof.

15. Severability. Every provision of this Note is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity will not affect the balance of the terms and provisions hereof, which terms and provisions will remain binding and enforceable.

16. Interest Rate Limitation. It is the intent of Borrower and Lender in the execution of this Note and all other instruments securing this Note that the loan evidenced hereby be exempt from the restrictions of the usury laws of the State of Oklahoma. In the event that, for any reason, it should be determined that the Oklahoma usury law is applicable to the Loan, Lender and Borrower stipulate and agree that none of the terms and provisions contained herein or in any of the other Loan Documents shall ever be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws of the State of Oklahoma. In such event, if any holder of this Note collects monies which are deemed to constitute interest which would otherwise increase the effective interest rate on this Note to a rate in excess of the maximum rate permitted to be charged by the laws of the State of Oklahoma, all such sums deemed to constitute interest in excess of such maximum rate will, at the option of Lender, be credited to the payment of the sums due hereunder or returned to Borrower.

17. Number and Gender. In this Note the singular includes the plural and the masculine includes the feminine and neuter gender, and vice versa, if the context so requires.

18. Headings. Headings at the beginning of each numbered Paragraph of this Note are intended solely for convenience and are not to be deemed or construed to be a part of this Note.

19. CHOICE OF LAW. THIS NOTE IS GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF OKLAHOMA.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Borrower has signed this Note and delivered this Note to Lender as of the date first written above.

“BORROWER”:

G&E HC REIT II LAWTON MOB PORTFOLIO, LLC,

a Delaware limited liability company

By: Grubb & Ellis Healthcare REIT II Holdings, LP,
a Delaware limited partnership
Its Sole Member as Manager

By: Grubb & Ellis Healthcare REIT II, Inc.,

a Maryland corporation
Its General Partner

By: /s/ Danny Prosky
Danny Prosky
Its President